EXHIBIT 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 www.dlapiper.com T 410.580.3000 F 410.580.3001

February 5, 2009

ANWORTH MORTGAGE ASSET CORPORATION

1299 OCEAN AVENUE, SUITE 200

SANTA MONICA, CALIFORNIA 90401

Re:	Common Stock

Ladies and Gentlemen:

We serve as special Maryland counsel to Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), and have been requested by the Company to render this opinion in connection with the offering and sale of an aggregate of 8,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and an additional 1,200,000 shares of Common Stock which may be issued and sold pursuant to an over-allotment option (the “Option Shares” and together with the Firm Shares, the “Shares”), pursuant to an Underwriting Agreement dated February 4, 2009 (the “Underwriting Agreement”) by and among the Company and Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, as Representatives of the several Underwriters listed on Schedule I thereto (the “Underwriters”). Capitalized terms used herein and not otherwise defined herein have the respective meanings given those terms in the Underwriting Agreement.

In our capacity as special Maryland counsel, we have reviewed the following documents (the “Documents”):

(a)	The charter of the Company (the “Charter”), as in effect on the date hereof, certified by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”).

(b)	The by-laws of the Company (the “Bylaws”), as in effect on the date hereof (in the form attached to the Certificate (as defined below)).

(c)	The Company’s Registration Statement on Form S-3 (File Number 333-143173), as amended and supplemented to date (the “Registration Statement”), the Base Prospectus and the Preliminary Prospectus.

(d)	The Underwriting Agreement.

(e)	Resolutions adopted by the Company’s Board of Directors relating to the authorization and issuance of the Shares and the authorization of the Underwriting Agreement and the transactions contemplated thereby, certified by an officer of the Company.

(f)	A good standing certificate for the Company, dated as of a recent date, issued by the SDAT.

ANWORTH MORTGAGE ASSET CORPORATION

February 5, 2009

(g)	A certificate executed by an officer of the Company, dated as of the date hereof (the “Certificate”).

(h)	Such other documents as we have considered necessary to the rendering of the opinions expressed below.

In examining the Documents, and in rendering the opinion set forth below, we have assumed the following: (a) each of the parties to the Documents (other than the Company) has duly and validly executed and delivered each of the Documents and each instrument, agreement, and other document executed in connection with the Documents to which such party is a signatory and each such party’s (other than the Company’s) obligations set forth in the Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party (other than the Company) is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete. As to certain factual matters we have relied on the Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Shares to be issued by the Company pursuant to the terms of the Underwriting Agreement have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(i)	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

(ii)	We have made no investigation as to, and we express no opinion concerning, the laws of any jurisdiction other than the laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(iii)	We assume that the issuance of the Shares will not cause the Company to issue shares of Common Stock in excess of the number of shares of Common Stock authorized by the Charter or the number of shares of Common Stock authorized by the Charter at the time of issuance of the Shares.

ANWORTH MORTGAGE ASSET CORPORATION

February 5, 2009

(iv)	In rendering the opinion in paragraph 2, we have assumed that the prior issuance of all of the issued and outstanding shares of Common Stock of the Company has not violated and the issuance of the Shares will not violate the ownership limitations set forth in the Charter.

Without in any way limiting the foregoing, this opinion is based upon our consideration of only those statutes, rules, and regulations which, in our experience, are normally applicable to underwritten public offerings of common equity securities, provided that we express no opinion as to compliance with the securities (or “blue sky”), broker licensing, real estate syndication or mortgage lending laws of the State of Maryland.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K being filed with the Commission on the date of this letter, which will be incorporated by reference in the Base Prospectus, and to the reference to our firm under the heading “Legal Matters” in the Prospectus related to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US) DLA PIPER LLP (US)